NOTICE OF SPECIAL MEETING
                          TO BE HELD NOVEMBER XX, 2002



                To the Shareholders of The O'Higgins Fund



NOTICE IS HEREBY GIVEN that a Special Meeting of The O'Higgins Fund will be held at 1375 Anthony Wayne Drive, Wayne, PA. 19087 on November XX, 2002 at 7:30 PM for the following purposes.


   1) To elect five (5) Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified

   2) To change the Investment Objectives and Principal Investment Strategies of the Fund

   3) To select a new Investment Adviser

   4) To change the name of the Fund to CAMCO Investors Fund and

   5) To transact such other business as may properly come before the meeting or any general adjournments thereof.



The Board of Directors has fixed the close of business on August 20, 2002 as the record date for determination of the Shareholders entitled to notice of, and to vote at the meeting.



             PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IF
              YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.


               PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED.
























                               THE O'HIGGINS FUND
          1375 Anthony Wayne Dr.  Wayne, PA. 19087   Tel. 1-800-548-1942


Enclosed herewith is notice of a Special Meeting of Shareholders of The O'Higgins Fund (the "Fund") and a proxy form solicited by the Board of Directors of the Fund. This material was first mailed to shareholders on November XX, 2002.

The meeting has been called to change the Investment Objectives and Principal Investment Strategies of the Fund because the use of Mr. O'Higgins Strategies and Objectives had not achieved sufficient assets under management to make it worthwhile to either the Shareholders or the Investment Adviser to continue operation.

THe Board Chairman, Mr. Klawans, located a registered Investment Adviser, Cornerstone Asset Management Corporation (CAMCO), that has been managing individual private investment accounts since 1986 who would like to expand to a company available to the public. This Proxy, if approved, would permit CAMCO's Investment Strategies and Objectives to replace the ones currently in use, elect Directors that expressed an interest in directing this new operation and select CAMCO as the new Investment Adviser.

Exercised proxies may be revoked by you at any time either by mail notice to the Fund, resubmittal at a later date or voting at the meeting. Please place your instructions on the enclosed one, then sign, date and return. CAMCO is paying the current Investment Adviser, Valley Forge Management Corp, for preparing and soliciting this proxy. If the proxy is accepted, all changes to the registra-tion statement (N-1A) necessitated by the approval of this proxy statement will also be covered. The Fund will never bear any of this expense.

The Fund has one class of capital stock of the Fund, all having equal voting rights. On August 20, 2002, the date of record, there were 6,301.3509 shares outstanding, held by one shareholder entitled to notice of and to vote at the meeting. In all matters, each share has one vote.

A quorum must exist to hold a special meeting. It requires that more than fifty percent of the outstanding shares be present or represented by proxy. Absten-tions and broker accounts that do not vote are considered as being present with negative votes. Sixty-seven percent of the votes cast or fifty percent of the outstanding shares, whichever is less, will pass any proposal presented.

Sanville and CO. prepared the certified audit of the Fund for the year 2001. They charged $4,000 for their services. This fee included charges for the certified audit. There were no other audit fees or financial information system design and implementation fees. They were reengaged by the Shareholders at the June 18, 2002 shareholders meeting to perform the Fund's year 2002 certified audit. Their fee for this is expected to be considerably less because the only funds now in the Fund are deposited in a bank savings account. A representative of Sanville & Co will not be present at this special meeting since the single shareholder did not request it.



                     PROPOSAL #1: ELECTION OF DIRECTORS

The current Directors were all over whelmingly reelected to office at the last annual meeting on June 18, 2002. The current Directors have agreed that their presence on the new board will not be necessary if this Proxy is approved. How-ever, Mr. Klawans has offered to serve on the new board if elected to ease transition of the move and will remain on it until completion.

The five individuals listed below have consented to serve as directors, if elected, until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. All current Officers of the Fund are also presented in the following table.


  Name, Address     Position  in  Term  of Office  Principal     #  of    Other
     and Age          the Fund     and Length of   Occupation    Funds   Direct-
                                    Time Served    Past  Five   in Fund  orships
                                                     Years      Complex    Held
                                                                Overseen
                                                              by  Director
Interested Directors & Officers
*Bernard B Klawans   President   Elected for One  President  of    Two      None
1375 Anthony Wayne      and       Year.  Served    O'Higgins &
Wayne PA             Director    Since Inception  Valley  Forge
   81                            Jan. 30, 1998       Funds

*William A Texter    Secretary   Elected for One  Retired Mgr.     Two      None
551 Red Coat Lane                Year.  Served    PECO  Energy
Phoenixville PA                      Since       Philadelphia PA
   55                            Jan 30, 2001

Sandra K Texter      Treasurer   Elected for One  System Analyst   None     None
551 Red Coat Lane                Year.  Served    Lockeed Martin
Phoenixville PA                      Since      Defense Contractor
   51                            Jan 30. 2001   King of Prussia PA

Independent Directors
Keith P Newman       Director    Elected for        Realtor        None     None
9110 Glen Brook Rd                One  Year       Fairfax  Va
Fairfax Va
     48

Malcolm R Uffelman   Director    Elected for    Vice President     None     None
1808 Horseback Trail              One  Year      Contact  Inc
Vienna VA                                       Winchester  Va
     66

Charles J Bailey     Director    Elected for     Regional  Mgr     None     None
11620 Gambrill Rd                 One  Year      Tollgrade Inc
Frederick MD                                     Frederick  MD
     39

Col. Richard Bruss   Director    Elected for        Retired        None     None
9507 Arnon Chapel Rd              One  Year           USAF
Great Falls VA
     73

* "Interested persons" as defined in the Investment Company Act of 1940. Mr. Klawans is an "interested person" because of his ownership of the Fund's Invest-ment Adviser. The other current interested Director, the Fund secretary, Mr. Texter and the four current independent Directors, Messrs Belanger, Dahl, King and Peterson are not running for reelection but have unaminously approved sub-mittal of this Proxy Statement and agreed that their position on the new proposed Board is not necessary. Their Fund holdings and remuneratins are given on the following page 3.

Shareholders have one vote for each share they own for each of five Directors of their choice. All proxies returned to the Fund, except those specifically marked to withhold authority, will be cast for the nominees listed above.

Sixty-seven percent of the votes cast or fifty percent of the outstanding shares, whichever is less, will elect each director. All nominees are new to the Fund except Mr. Klawans who last stood for election on June 18th of this year and was overwhelmingly reelected.


                     BOARD MEETINGS AND DIRECTORS DUTIES
Meetings: There were six board meetings in 2001. Dr. Dahl attended four and Messrs. Belanger and Peterson attended five. The remaining three directors attended all six. The proposed board is a new Board of Directors that may be voted into office at this Special Meeting.

Director Duties: The Board of Directors select the Officers to run the Fund, propose all changes in operating procedures where approval of a majority of the Independent Directors is required, pass on the Fund's auditor on a yearly basis and monitor Fund activities to insure to the best of their collective abilities that the Fund Officers are meeting Fund commitments to their shareholders, the Securities and Exchange Commission, the Internal Revenue Service and Blue Sky arrangements with the various states where the Fund offers its shares.


                FUND HOLDINGS OF THE PRESENT OFFICERS AND DIRECTORS

       Name        Dollar Range of Equity       Aggregate Dollar Range of Equity
                   Securities in the Fund         Securities in All Registered
                                                 Investment Companies  Overseen
                                                    by Director in Family of
                                                      Investment Companies
Interested officers and directors
 Bernard B. Klawans  $10,000 to $50,000                   over $100,000
 Sandra K. Texter           none                          over $100,000
 William A. Texter          none                       $10,001 to $ 50,000

Independent directors
 Victor J. Belanger         none                       $50,001 to $100,000
 Dr. Gerd H. Dahl           none                       $10,001 to $ 50,000
 Dr. James P. King          none                       $10,001 to $ 50,000
 Donald A. Peterson         none                          over $100,000

At present, the total assets of the Fund are about $52,000 that are deposited in a bank savings account. There are no operating committees and all outstanding shares are held by Mr. Klawans.


                        REMUNERATION OF CURRENT DIRECTORS
The Fund does not pay salaries to Directors of the Fund. The expenses listed below are all travel expenses.

                             O'Higgins Fund                 Family of Funds
    Name                      Compensation              O'Higgins & Valley Forge
                                 in 2002                  Compensation in 2002

Interested directors
 Bernard B. Klawans               none                           none
 William A. Texter               $  594                         $1,188

Independent directors
 Victor J. Belanger              $  495                         $  990
 Dr. Gerd H. Dahl                $  594                         $1,188
 Dr. James P. King               $  594                         $1,188
 Donald A. Peterson              $  495                         $  990

Your Board of Directors recommend that you vote for the Directors recommended in this ELECTION OF DIRECTORS proposal discussed above.


 PROPOSAL #2: CHANGE INVESTMENT OBJECTIVES AND PRINCIPAL INVESTMENT STRATEGIES

Directors of the Fund have determined that changing Investment Objectives and the Principal Investment Strategies are in the best interests of the current sole Shareholder. Even though the average annual total return of the Fund since inception (January 30, 1998) approximated the S&P 500 index at about 6 percent through the end of 2001, an investment adviser, the Cornerstone Asset Management Corp. (CAMCO) was located that had a set of Investment Objectives and Strategies believed to be better. CAMCO would offer these Investment Objectives and Strat-egies to the public through the Fund in an attempt to generate a better return for shareholders and grow the total assets of the Fund to reduce expenses to a livable level (less than 1.5 percent of the total averaged assets).


                  O'HIGGINS FUND CURRENT INVESTMENT OBJECTIVES
The current O'Higgins Fund Investment Objectives seek to provide appreciation through application of a proprietary 28 year back tested asset allocation model.


                          NEW INVESTMENT OBJECTIVES
The new Fund primary investment objective will be capital appreciation. Income from dividends and interest will be secondary.


                COMPARISON OF DIFFERENT INVESTMENT OBJECTIVES
The current O'Higgins Fund Investment Objectives are similar to those of the CAMCO Investors Fund. Both seek capital appreciation, but the O'Higgins Fund does it in a more restricted fashion because of its use of a less flexible allocation of assets model.


                 O'HIGGINS FUND CURRENT INVESTMENT STRATEGIES
The current O'Higgins Fund principal Investment Strategies generally follow the methodology described in detail in Mr. O'Higgins book "Beating the Dow - With Bonds". The strategy is summarized in the next paragraph.

Portfolio Management: The Asset Class selection worksheet follows:
   1. Standard & Poors Industrial Index Earnings Yield             _________%
   2. 10-year U.S. Government T-Bond Yield to Maturity             _________%
   3. Adjustment Factor                                               + 0.30%
   4. Estimated 10-year AAA Corporate Bond Yield (2+3)             _________%
   5. Item 1- Item 4 (the difference in yield)                     _________%
Plus answers in Item 5 indicate purchase of 20 of the lowest dollar priced securities of the 100 highest yielding stocks in the S&P Industrial Index. Go to Item 6 if minus.
  6. Last Week Gold Price Per Troy Ounce                           $_________
  7. Year-Ago Gold Price Per Troy Ounce                            $_________
  8. Item 6-Item 7 (1 year change in the price of gold             $_________
Plus answers to Item 8 ondicate purchase of US Treasury bills that mature within a year. Minus answers indicate the highest yielding US zero Coupon Bonds maturing in 20 years or more.

The Fund's strategy differs slightly from the books methodology. It must meet the diversification requirement of no more than 5% of any security at the time of purchase when it is in securities to be eligible for exemption from paying corporate income taxes under Subchapter M of the Internal Revenue Code. That is why the Fund purchases 20 S&P Industrial Stocks instead of 5 Dow Jones

Industrial Stocks. Another difference entails periodic use of the worksheet used to determine the optimum asset class selection rather than waiting an entire year. The third difference is maintenance of a sufficient cash position to be able to meet redemption requirements in a timely fashon. These variances are believed to have no significant effects on the methodology performance. Use of this model results in almost 100% investments either in 20 of the lowest dollar priced securities of the 100 highest yielding stocks in the S&P Industrial Index or short-term US Treasury Notes or long-term US Zero Coupon Bonds.


                NEW FUND PPROPOSED PRINCIPAL INVESTMENT STRATEGIES
The new Fund would invest in a portfolio of equity instruments (including common and preferred stocks and convertible issues) and debt securities. It would retain the position of being a non-diversified fund in that it may invest a relatively high percentage of its assets in a limited number of securities. The Fund would seek only enough diversification in its security selections to maintain its federal non-taxable status under subchapter M of the Internal Revenue Code. Their principal investment strategies would be more flexible in that securities believed to be selling at significant discounts to what they believe their true or intrinsic value and generally exhibit one or more of the following characteristics would be considered over the entire range of security market capitalizations:

             a) A low price to earnings ratio (PE)
             b) A low price to book value (PBV)
             c) A low price to cash flow ratio (PCF)
             d) A low price to sales ratio (PS)
             e) A low price earnings to growth (PGE)
             f) An above average dividend yield
             g) Has a low corporate debt
             h) Insiders and/or the company itself are purchasing its stock
             i) The stock selling price is signifigantly below its previous high

Investment in American Depository Receipts (ADR's), representing foreign companies traded on American Stock Exchanges that meet one or more of the above characteristics will also be considered.

Investments in bonds will be restricted to convertible debt issues of securities meeting one or more of the above characteristics or bonds believed to offer higher total returns (interest plus capital appreciation) than normally expected from such securities. All maturity dates will be considered but only investment grade BBB or better as determined by Standard & Poors will be purchased.


                 COMPARISON OF DIFFERENT INVESTMENT STRATGIES
The O'Higgins Fund cannot vary from its defined Investment Strategy. The proposed strategies are more flexible allowing faster response to changing market climate along with the ability to purchase ADR's, bonds and stocks over the entire range of market capitalizations. These changes in Investment Strategies are believed to be possible to offer a higher return on investments to shareholders than the O'Higgins Fund has produced since inception in January 1998.


             O'HIGGINS FUND CURRENT PRINCIPAL INVESTMENT RISKS
Risks associated with the Fund's performance will be those due to broad market declines and business risks from difficulties that occur to paticular companies while in the Fund's portfolio or the effect of interest rates on its debt secur-ity holdings. The Fund's approach of either being in stocks or short-term US Treasury Notes or long-term US Zero Coupon Bonds could impact total returns or principal by being in the wrong type of security at the wrong time. Also, the methodology used that had worked well in theory in past markets is untried in future markets. It, therefore, must be realized that there is no assurance the method will be successful. Loss of money is a risk of investing in the Fund.


                        NEW PRINCIPAL INVESTMENT RISKS
In plain english, investors in this Fund as proposed may lose money. As with the O'Higgins Fund, risks associated with the Fund's performance will be those due to broad market declines and business risks from difficulties that occur in particular companies while in the Fund's portfolio or the effect of interest rates on its debt securities. The planned Fund's risks of investment are elaborated on in the following paragraphs.

Common Stock Risks: There are items that affect stocks prices in general, such as changing economic conditions at home and abroad, wars, and interest rates that may preclude the realization of stocks seeking their true worth. Inclusion of small capitalization securities add risks that include less ability to weath-er business downturns, more volitality in stock prices and fewer product lines. Non-diversification also adds risk in that the Fund's assets will be in a limit-ed number of securities making its performance more suscepitable to a single negative economic, political or regulatory occurrence. In addition, although the Investment Adviser has managed individual investor accounts under varying market conditions since 1986, it has not offered investment advice to a publicly offer-ed mutual fund. Investors should be aware that this effort is new, the Advisers may pick the wrong stocks and end up not providing acceptable results.

Foreign Security Risks: Investments in foreign securities involve risks in addition to domestic ones. These include but are not limited to such items as currency variations, generally less stringent regulatory supervision and changing political climate.

Bond Market Risks: Bonds are subjet to changes in value due to changes in interest rates in general that are magnified the further the bond is from its maturity date. In addition, individual companies that issue bonds may have unforseen problems that affect their value including such things as changes in credit ratings of the individual companies debt issues, country of origin and bankrupcy. The inexperience of the Investment Adviser in offering investment advice to a mutual fund whose shares are offered to the public may also not produce acceptable results here.


                    COMPARISON OF DIFFERENT INVESTMENT RISKS
Both Funds have the risks discussed above that are associated with consentration of assets because they perform as non-diversified funds. However, the selection of investments by the proposed strategies cover a much broader spectrum of securities without the time holding restrictions associated with the price of gold or the interest rates of the 10 year AAA corporate bond yield. This is believed to reduce the risks of investment if the proposed Fund strategies are approved by this proxy.

Your Board of Directors recommend that you vote for the new Fund objectives and strategies recomended in this INVESTMENT OBJECTIVES AND PRINCIPAL INVESTMENT STRATEGIES proposal discussed above.



              PROPOSAL #3: SELECTION OF A NEW INVESTMENT ADVISER

The Valley Forge Management Corp. (VFMC) has been the Fund's Investment Adviser since inception. A contract that allowed VFMC to provide investment advice was voted on by Shareholders on January 1, 1998 and was unanimously renewed by the Board of Directors on June 17, 2002. The Fund grew rapidly at first to reach about three million in assets at the end of 1999. Redemptions started to reduce the total assets in 2002 to the point where the Board and VFMC came to the con-clusion that running a fund under these conditions with little chance for growth in assets was unfair to Shareholders and Management because the ratio of expens-es to total assets was approaching unsustainable levels. This contract is therefore being offered by VFMC pending Shareholder approval to the proposed Adviser to the Fund, the Cornertone Asset Management Inc. (CAMCO) a Virginia Corporation practicing as an Investment Adviser at 297 Herndon Parkway, Suite 302, Herndon, VA 29170.

Details of CAMCO given below are believed to reveal experience and size of operation sufficient to grow the Fund's assets to a sustainable level. And, examination of their Investmet Objectives and Strategies along with their associated Investment Risks seemed acceptable to the Board. VFMC and CAMCO agreed that VFMC would sell its Investment Advisory contract with the Fund to CAMCO pending approval by the sole Shareholder and do so in a friendly atmos-phere for all concerned. VFMC has prepared this Proxy statement and will make corresponding changes to the N-1A registration statement necessitated by approv-al of this proxy statement.


                       THE PROPOSED INVESTMENT ADVISER, CAMCO
CAMCO is registered under the Investment Company Act of 1940 and the individual state securities agencies where the Adviser does business. It has had sixteen years of experience in providing investment advice based on the principal investment strategies presented under Proposal #2 above to individuals, retire-ment plans, corporations and non-profit organizations. There are four invest-ment advisor representatives in CAMCO including:

a) Paul F. Berghaus is the President and majority shareholder of Cornerstone Investment Group LTD (CIG) that owns 65 percent of CAMCO stock. He is also the President and Treasurer of CAMCO. Mr. Berghaus has been active in the field of financial services since 1965 and has served as portfolio and/or Investment Adviser to individual clients since 1986. He holds a degree from The College of William & Mary with graduate studies at George Washington University.

b) Dennis M. Connor is the Secretary and Vice President of and owns 10 percent of CAMCO stock. He has been a principal manager for CAMCO's private managed accounts since 1986. It is proposed that he would become president of the CAMCO Investors Fund upon the successful conclusion of this proxy effort. Mr. Conner holds a degree in History from Bob Jones University.

c) Eric B. Weitz is a Vice President of and owns 10 percent of CAMCO stock. He has been a portfolio manager for CAMCO's private managed accounts since 1994. Mr. Weitz holds a degree in Economics from the College of William & Mary.

d) Mr. Eric B Henning is a Vice President of and owns 10 percent pf CAMCO stock.

e) Two other small independent shareholders of CAMCO include James T. Eckhard and Thorbjorn Larson who own the remaining 5 percent of the outstanding shares.

The Board of Directors of CAMCO include Messrs. Berghaus, Connor, Henning and Weitz.


                         AN AFFILIATED COMPANY, CIG
CIG is a local independently owned company and principal stockholder of CAMCO that is the local independent office of Messrs Berghaus, Connor and Weitz who act as individual registered representatives of Syndicated Capital Corp., a member of SPIC & NASD and broker/dealer California Corporation. Neither CIG or CAMCO are affiliated with Syndicated Capital Corp.

a) Mr. Berghaus is the President and Treasurer of CIG and owns 80 percent of its shares.

b) Mr. Conner is a Vice President and Secretary of CIG.

c) Mr Weitz is a Vice President of CIG.

d) Five other small independent shareholders include James and Mary McIlvaine, Phillip Miller, Steve P. Gaskins Stuart B. and Joyce Mitchell and James T. and Marlene M. Eckhardt who own the remaining 20 percent of the outstanding shares.

The Board of Directors of CIG include Messrs. Paul f. Berghaus, Dennus M. Connor and Eric B. Weitz.


                           PROPOSED CONTRACT TERMS
The Valley Forge Management Corporation, the current Investment Adviser received $32,043 in management fees from the Fund in 2001 its last fiscal year and $13,636 from the end of 2001 to May 31, 2002 (one percent of the averaged net assets payable monthly). VFMC has waived all further fees. The contract between VFMC and the Fund would be terminated by the Board of Directors and VFMC personnel if the proposed change in Investment Adviser is approved.

The contract terms between the present Investment Adviser, VFMC, and the Fund will be used as is by the Fund and the new Investmment Adviser, CAMCO, if this proxy statement is successfully concluded. The major term of the contract repeats the one percent management fee charge for investment advice that will not change. Other services provided by CAMCO, if any, would all be provided at no additional charge. The contract might be terminated at any time, without payment of a penality by the Board of Directors or by vote of a majority of the outstanding shares of the Fund on not more than 60 days written notice to the Investment Adviser.

Your Board of Directors recommend that you vote for CAMCO the new Investment Adviser recomended in this SELECTION OF A NEW INVESTMENT ADVISER proposal discussed above.



                         PROPOSAL #4: RENAME THE FUND

The first three proposals replace the Directors, Investment Objectives and Prin-cipal Investment Strategies, and the Investment Adviser if selected by the cur-rent sole shareholder. It is therefore requested that the name of the Fund be changed to "CAMCO Investors Fund" by voting for this Proposal. However, even if this Proposal is approved the first three Proposals must also be approved to allow appropriate action to actually change the name.

Your Board of Directors recommend that you vote for the new name of the Fund to be CAMCO Investors Fund in this RENAME THE FUND proposal discussed above.



                             SHAREHOLDER PROPOSALS

The Fund tentatively expects to hold its next annual meeting in August 2003. Shareholder proposals may be presented at that meeting provided they are recei-ved by the Fund not later than January 4, 2003 in accordance with Rule 14a-8 under the Securities & Exchange Act of 1934 which sets forth certain require-ments.


                                OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the meeting other than those mentioned above. Should other business come before the meeting, the proxies will be voted in accordance with the view of the Board of Directors.

                  PROXY - SOLICITED BY THE BOARD OF DIRECTORS
     AN O'HIGGINS FUND SPECIAL MEETING OF SHAREHOLDERS NOVEMBER XX, 2002


The special meeting of THE O'HIGGINS FUND will be held November XX, 2002 at 1375 Anthony Wayne Dr. at 7:30 P.M. The undersigned hereby appoints Bernard B. Klawans and/or William A. Texter as proxies to represent and to vote all shares of the undersigned at the annual meeting of shareholders and all adjournments therof, with all powers the undersigned would possess if personally present, upon the matters specified below.

 SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED: IF NO DIRECTION IS INDICATED AS TO A PROPOSAL, THE PROXIES SHALL VOTE FOR SUCH PROPOSAL. THE PROXIES MAY VOTE AT THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends that you vote FOR on all Proposals.

1. Election of Directors.
            ___
           l___l  FOR all nominees except as marked to the contrary below.
            ___
           l___l  WITHHOLD AUTHORITY to vote for all nominees.

    Instructions: To withhold authority to vote for nominees, strike a line through his/their name(s) in the following list.

         Bernard B. Klawans        Charles J. Bailey        Richard Bruss
         Keith P. Newman           Malcolm R. Uffelman

2. Proposal to change the Investment Objectives and Principal Investment Strat-egies of the Fund.
          ___                     ___                      ___
         l___l   FOR             l___l   AGAINST          l___l   ABSTAIN

3. Proposal to select a new Investment Adviser
          ___                     ___                      ___
         l___l   FOR             l___l   AGAINST          l___l   ABSTAIN

4. Proposal to change the name of the Fund to "CAMCO Investors Fund"
           ___                    ___                      ___
          l___l   FOR            l___l   AGAINST          l___l   ABSTAIN

Please mark, date, sign and return the proxy promptly in the enclosed envelope. For joint registrations, both parties should sign.

Dated ___________________, 2002                        _______________________
                                                       Shareholder's Signature


                                                       _______________________
                                                       Shareholder's Signature


You should review your address and note corrections below.